Exhibit 10.8

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT is entered into by and between FARM BUREAU MUTUAL INSURANCE COMPANY, an Iowa corporation, (hereinafter referred to as “Farm Bureau Mutual”), and FBL Financial Group, Inc., an Iowa corporation, (hereinafter referred to as “FBL”).

WHEREAS, Farm Bureau Mutual is licensed to provide property and casualty insurance to Farm Bureau members and others in its service area; and

WHEREAS, Farm Bureau Mutual desires to establish an arrangement with a reputable management firm which will facilitate offering more diversified property and casualty insurance than it can offer directly under its own organizational structure; and

WHEREAS, FBL desires to provide management, administrative and other management related services to persons and entities engaged in the insurance industry; and

WHEREAS, the parties both desire to provide or arrange for the provision of quality, cost-efficient products to Farm Bureau members and others; and

WHEREAS, the parties both desire that Farm Bureau Mutual operate on a financially sound basis; and

WHEREAS, it is the intent of this Agreement that FBL will manage Farm Bureau Mutual’s business activities in accordance with sound management practices and consistent with the quality of practices previously provided to Farm Bureau Mutual by its management staff; and

WHEREAS, Farm Bureau Mutual operates in cooperation with and through the assistance of its affiliated state Farm Bureau organizations to promote quality, flexibility and continuity of service to Farm Bureau insurance programs sponsored for the purpose of membership service.

NOW, THEREFORE, in consideration of the mutual promises stated in this Agreement and intending to be legally bound, the parties agree as follows:

1.	PERSONNEL SERVICES PROVIDED BY FBL

6.3	FBL shall provide personnel competent to perform the management functions of Farm Bureau Mutual as provided in this Agreement. FBL personnel shall at all times perform their duties in accordance with the Bylaws of Farm Bureau Mutual and subject to the overall policy direction of Farm Bureau Mutual’s Board of Directors. FBL shall be responsible for the proper performance of management duties by the personnel and shall be responsible for compensating all personnel assigned to perform services for Farm Bureau Mutual.

1.2	FBL shall provide Farm Bureau Mutual’s Board of Directors with qualified nominees for officer positions of Farm Bureau Mutual. Final appointment of such nominees shall require action by Farm Bureau Mutual’s Board. Such officers of Farm Bureau Mutual shall be employees of FBL or Farm Bureau Management Corporation (pursuant to its Services Agreement with FBL), and compensated by FBL or Farm Bureau Management Corporation; however, Farm Bureau Mutual retains the right to request in writing the removal of any FBL personnel from an officer position, and FBL shall, without delay, remove the person and shall nominate, as soon as possible, another qualified person for the vacant position. The appointment, removal or replacement of any Farm Bureau Mutual officer by FBL shall be subject to action by Farm Bureau Mutual’s Board of Directors. Nothing in this Agreement permits Farm Bureau Mutual’s Board of Directors to terminate any individual’s employment relationship with FBL.

1.3	FBL shall consider any request by Farm Bureau Mutual, consistent with the requirements of applicable law, to remove employees on FBL’s marketing staff whose performance negatively affects the marketing of Farm Bureau Mutual.

1.4	Personnel necessary for the operation of Farm Bureau Mutual shall be employees of FBL or Farm Bureau Management Corporation (pursuant to its Services Agreement with FBL). FBL shall recruit, hire, train, promote, assign, set the compensation for, and, except as otherwise specifically provided in this Agreement, shall be solely responsible for discharging all personnel, in order to carry out the terms of this Agreement.

2.	MANAGEMENT SERVICES PERFORMED BY FBL

FBL shall perform those functions reasonably required to manage Farm Bureau Mutual in accordance with sound management techniques, including, but not limited to, executive management, marketing, financial contractual arrangements for Mutual and property/casualty insurance and such other services on behalf of Farm Bureau Mutual as described below.

2.1	Management Information System. FBL shall provide and maintain data processing services necessary to provide adequate and appropriate data for the operation of Farm Bureau Mutual.

2.2	Licenses and Permits. FBL shall apply for and use its best efforts to maintain, in the name of Farm Bureau Mutual, all state licenses and permits which are or may be required or appropriate in connection with the management and operation of Farm Bureau Mutual.

2.3	Government Regulation. FBL shall use its best efforts to assist Farm Bureau Mutual in meeting the requirements of and shall advise Farm Bureau Mutual of changes in any applicable state or federal statute, ordinance, law, rule, regulation or order of any governmental regulatory body.

2.4	Contractual Undertakings.

2.4.1	FBL shall negotiate on behalf of Farm Bureau Mutual such contracts and agreements as may be necessary or advisable for provision of utilities, services, concessions and supplies for the maintenance and operation of Farm Bureau Mutual.

2.4.2	FBL shall perform its responsibilities on behalf of Farm Bureau Mutual under this Agreement in a manner consistent with all contracts to which Farm Bureau Mutual is a party and which are in force as of the date of this Agreement.

2.5	Underwriting. FBL shall underwrite and process all Farm Bureau Mutual insurance business in accordance with sound underwriting principles.

2.6	Claims. FBL shall review, process and adjudicate claims, and arrange for the defense of actions as necessary or appropriate arising out of insurance policies issued by Farm Bureau Mutual.

2.7	Policyholder Service. FBL shall maintain policyholder records and provide service necessary and appropriate to maintain the insurance in force.

2.8	Financial. FBL shall provide the following financial services:

2.8.1	A financial reporting system, including operations statements and any reports that are required by statute, or by any regulatory agency having jurisdiction over the operations of Farm Bureau Mutual, including an annual report, or any reports required by the Internal Revenue Service or the Iowa Department of Insurance. FBL shall report on a regular basis to Farm Bureau Mutual’s Board of Directors and appropriate committees concerning the business activities of Farm Bureau Mutual in order to enable the directors to fulfill their fiduciary responsibilities.

2.8.2	Prepare and maintain financial planning, budgeting, accounting, and such systems and reports, as may be necessary for the operations of Farm Bureau Mutual.

2.8.3	Maintain appropriate banking relationships and open and maintain bank accounts in the name of Farm Bureau Mutual and make deposits therein and disbursements therefrom in accordance with authorization by Farm Bureau Mutual’s Board of Directors.

2.8.4	Conduct accounting activities, including general accounting and bookkeeping, payroll, accounts payable, accounts receivable, property accounting,` cost accounting, premium billing and collection.

2.8.5	Provide for and support audit and state examination activities.

2.8.6	Invest any funds on behalf of Farm Bureau Mutual but only in such investments and in such securities as are approved as investments for insurance companies by the statutes of the State of Iowa and by any and all rules and regulations promulgated by the Iowa Insurance Commissioner and Farm Bureau Mutual’s Board of Directors.

2.9	Insurance and Reinsurance. FBL shall, on behalf of Farm Bureau Mutual, obtain and maintain general liability insurance, including professional liability insurance, directors and officers liability insurance, reinsurance, and any bonds or other insurance necessary and appropriate for a property/casualty insurance company.

2.10	Marketing. FBL shall provide to Farm Bureau Mutual the following marketing services:

2.10.1	Plan, organize and conduct sales programs, marketing strategies, and market development programs.

2.10.2	Obtain and maintain distribution systems to sell and service the products offered by Farm Bureau Mutual.

2.10.3	Prepare and maintain appropriate marketing, advertising and promotional materials.

2.10.4	Develop and maintain appropriate policyholder relations.

2.11	Legal Services.

2.11.1	FBL shall provide or arrange for the provisions of legal services as are necessary to meet the legal needs of Farm Bureau Mutual.

2.11.2	FBL shall have authority to initiate, in the name or at the direction of Farm Bureau Mutual, such legal actions or proceedings as are ordinary, necessary and advisable in the normal course of business.

2.11.3	To the extent not otherwise covered by insurance, FBL shall arrange for the legal defense of Farm Bureau Mutual, to the extent reasonably required or necessary, in any and all legal proceedings, including administrative proceedings and arbitrations, brought against Farm Bureau Mutual.

2.12	Actuarial Services. FBL shall provide or arrange for the provision of actuarial services as are necessary to meet the actuarial needs of Farm Bureau Mutual.

2.13	Property, Equipment and Capital Improvements.

2.13.1	FBL may purchase or lease, on behalf of Farm Bureau Mutual and with the funds of Farm Bureau Mutual, any property and equipment required by Farm Bureau Mutual to carry out its insurance functions. Title to any property purchased shall be held by Farm Bureau Mutual.

2.13.2	In order to keep. and maintain the property and equipment in good working order and condition, FBL shall negotiate, contract for and supervise the repair and maintenance of the physical property and equipment of Farm Bureau Mutual, as shall be reasonably necessary to keep and maintain such property in good working order and condition. Repairs and renewals that FBL considers capital improvements for Farm Bureau Mutual shall be undertaken in accordance with subsection 2.13.3.

2.13.3	FBL shall review and make recommendations to Farm Bureau Mutual concerning proposed major capital improvements to Farm Bureau Mutual’s property. Upon approval by the Board of Directors of Farm Bureau Mutual, FBL shall, in the name of and for the account of Farm Bureau Mutual, negotiate, contract for, and supervise the installation of all such major capital improvements.

2.14	Farm Bureau Relations. FBL shall promote and maintain a productive and harmonious relationship with the Farm Bureau organizations affiliated with Farm Bureau Mutual. Farm Bureau Mutual shall recognize and abide by state Farm Bureau membership requirements and shall not initiate any action to alter such requirements.

2.15	Board of Directors and Committee Meetings. FBL shall arrange and provide support staff for Farm Bureau Mutual’s Board of Directors meetings, committee meetings and other activities related to Farm Bureau Mutual subject to the approval of Farm Bureau Mutual and, upon approval, shall be paid for as an expense of Farm Bureau Mutual.

2.16	Confidentiality of Records. FBL shall use all reasonable efforts to protect the confidentiality of the records of Farm Bureau Mutual and shall comply with all applicable federal, state and local laws and regulations, and ethical property/casualty insurance standards relating to the records of Farm Bureau Mutual. This subsection does not prohibit the reasonable use of policyholder records in connection with the administration of policyholder applications, property/casualty insurance policies or in Farm Bureau Mutual supervised programs to improve the efficiency and quality of Mutual insurance products offered by Farm Bureau Mutual to its policyholders.

3.	FARM BUREAU MUTUAL’S RIGHTS AND OBLIGATIONS

3.1	Control. Farm Bureau Mutual, acting through its Board of Directors, shall, at all times, exercise ultimate control over the assets and operation of Farm Bureau Mutual. FBL shall perform the services and functions described in this Agreement in accordance with policies, directives, resolutions and Bylaws adopted by Farm Bureau Mutual. Farm Bureau Mutual retains the final authority and responsibility regarding the powers, duties and responsibilities vested in Farm Bureau Mutual by law and regulation. In particular, without limiting the foregoing, Farm Bureau Mutual shall continue to exercise final approval authority over the following:

(a)	selection of Farm Bureau Mutual’s officers, who shall be employees of FBL or Farm Bureau Management Corporation, and the right to require FBL to remove Farm Bureau Mutual’s officers upon request of Farm Bureau Mutual;

(b)	selection of auditors of Farm Bureau Mutual’s accounts;

(c)	to the extent required under procedures and parameters established by Farm Bureau Mutual’s Board of Directors, the terms of all Farm Bureau Mutual contracts;

(d)	approval and adoption of operating and capital budgets submitted by FBL;

(e)	investment activities of Farm Bureau Mutual.

It is understood and agreed that approval of the foregoing shall not be unreasonably withheld by the Board.

3.2	Obligations Relating to FBL Personnel. Farm Bureau Mutual shall cooperate with the management personnel provided by FBL pursuant to Article 1 of this Agreement by providing them, to the maximum extent feasible, with the resources and facilities necessary for performance of their duties.

3.3	Excluded Costs. Notwithstanding anything in this Agreement to the contrary, FBL shall have no financial responsibility for any cost or expense relating to the operation of Farm Bureau Mutual.

3.4	Maintenance of Sound Operations.

3.4.1	Farm Bureau Mutual shall conduct its affairs in accordance with state and federal law, as a state licensed insurance company. Farm Bureau Mutual shall honor all legitimate debts and obligations to its creditors.

3.4.2	Farm Bureau Mutual shall cooperate with and assist FBL, to the extent of any available resources, in meeting goals and objectives under this Agreement.

3.4.3	During the term of this Agreement Farm Bureau Mutual agrees not to enter into any arrangement with any other person or entity that will directly or indirectly infringe upon or diminish the rights, duties or responsibilities of FBL hereunder.

4.	COMPENSATION

Farm Bureau Mutual shall reimburse FBL for 100% of all expenses incurred by FBL in providing services for Farm Bureau Mutual pursuant to this Agreement. In addition, Farm Bureau Mutual shall pay FBL a fee equal to three tenths of one percent (0.3%) of “statutory direct written premiums” incurred in the current year. For purposes of this Agreement, the term “statutory direct written premium” means the following:

Total direct written statutory premiums included in Schedule T of the Annual Convention Blank Statement plus reinsurance assumed included in Schedule T, if the underlying reinsured policies are administered by the Company.

Fees and reimbursements required by this Agreement shall be paid by Farm Bureau Mutual on the 15th day and the last day of each month.

5.	DEVELOPMENT OF OTHER LINES OF BUSINESS

5.1	FBL may form or acquire other business entities for the conduct of business which is complementary to and consistent with the business purpose or policies of Farm Bureau Mutual.

5.2	Formation and operation of wholly or partially owned subsidiary corporations by FBL shall be fully within the discretion of FBL, unless limited by any other agreement with Farm Bureau Mutual.

6.	MISCELLANEOUS

6.1	Effective Date. Subject to any necessary regulatory approval, the effective date of this Agreement shall be January 1, 2003.

6.2	Term. The term of this Agreement shall be for a period of ten (10) years, which may be extended for additional ten (10) year terms by written agreement of the parties.

6.3	Termination.

6.3.1	This Agreement may be terminated by either party upon one hundred eighty (180) days’ prior written notice to the other party.

6.3.2	Either party may terminate this Agreement at any time upon delivery of written notice (i) if the other party applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, admits in writing its inability to pay its debts as they become due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or (ii) if an order, judgment or decree is entered by a court of competent jurisdiction adjudicating the other party bankrupt or insolvent, approving a petition seeking reorganization, or appointing a receiver, trustee or liquidator of all or a substantial part of its assets.

6.3.3	In the event of termination by either party for any reasons, FBL shall proceed to transfer all of its responsibilities under this Agreement to Farm Bureau Mutual, or any management company designated by Farm Bureau Mutual, in an orderly fashion subject to full and complete accounting.

6.3.4	Upon termination of this Agreement at the expiration of the stated term, or upon earlier termination as provided above, Farm Bureau Mutual shall pay FBL a termination fee. The termination fee will be equal to the amount necessary to fund all employee related expenses accrued as of the date of termination, assuming for the purpose of this calculation that the employment of each employee of FBL ends on the date the Agreement terminates.

6.4	Assignment and Delegation.

6.4.1	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Either party may assign its rights and responsibilities under this Agreement to any entity which controls or is controlled by such party. For the purpose of this paragraph, “control” means the ability to direct or cause the direction of another.

6.4.2	Except as provided in subsection 6.4.1 above, neither party shall in any manner inconsistent with this Agreement assign, subcontract or otherwise delegate its duties under this Agreement unless the other party approves by prior written consent.

6.5	Interpretation. The validity, enforceability and interpretation of any of the clauses of this Agreement shall be determined and governed by the laws of Iowa. The invalidity or unenforceability of any term or provision of this Agreement shall not, unless otherwise specified herein, affect the validity or enforceability of any other term or provisions.

6.6	Independent Contractors. Nothing in this Agreement shall affect the separate identities of Farm Bureau Mutual and FBL. The parties to this Agreement do not intend to create a partnership or agency relationship other than as provided in this Agreement. Except as specifically agreed herein, neither party to this Agreement intends to be the partner or agent of the other. Neither party intends to limit the other party in any manner in the conduct of its businesses, ventures or activities not specifically provided for in this Agreement.

6.7	Complete Agreement. This Agreement, including its attachments, includes all the terms and conditions agreed upon by the parties, and supersedes all other agreements, oral or written between the parties with respect to the subject matter contained herein.

6.8	Amendments. This Agreement may be amended at any time by mutual agreement of the parties, provided that any amendment shall be in writing and signed by both parties before it becomes effective.

6.9	Notices. Any notice required to be given by this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid, to FBL at:

5400 University Avenue

West Des Moines, Iowa 50266

or to Farm Bureau Mutual at

5400 University Avenue

West Des Moines, Iowa 50266

6.10	Headings. The headings in this Agreement are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

6.11	Waiver. The waiver by either party of any of the terms or provisions of this Agreement shall not constitute a waiver of any of its other terms or provisions. No waiver of any provision of this Agreement shall constitute a continuing waiver, unless otherwise expressly mutually agreed between the parties as provided in Section 6.8.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 20th day of December, 2002.

FARM BUREAU MUTUAL INSURANCE COMPANY

By:	/s/ James W. Noyce

Title:	CEO and Chief Administrative Officer

Date:	12/20/02

FBL FINANCIAL GROUP, INC.

By:	/s/ William J. Oddy

Title:	CEO

Date:	12/20/02